Exhibit 10.1
FENTURA FINANCIAL, INC.
2006 EXECUTIVE STOCK BONUS PLAN
     Section 1. Title. This plan shall be known as the “Fentura Financial, Inc. 2006 Executive Stock Bonus Plan” and is referenced to herein as the “Plan.”
     Section 2. Adoption of the Plan. The Plan was approved by the Board of Directors (“Board”) of Fentura Financial, Inc. (the “Company”) on November 30, 2006.
     Section 3. Administration. The Plan shall be administered by the Board, or if the Board so directs, the Compensation Committee of the Board. The Board shall designate a plan administrator who shall have the power to devise and implement rules and procedures for the operation of the Plan, and to interpret and otherwise implement the Plan in all respects.
     Section 4. Eligible Employees. Any executive or managerial level employees of the Company or any of its subsidiaries at the time of a grant hereunder is automatically eligible to receive grants under this Plan.
     Section 5. Grants. The administrator of the Plan shall have the authority to, from time to time as it deems advisable, make grants of shares of the Company’s Common Stock to Eligible Employees for compensatory purposes. In so doing, the administrator will have full latitude and discretion as to whether or when, if ever, to make grants and as to any and all matters incident to such grants, including (a) the selection of Eligible Employees to receive grants, (b) the criteria, objective or subjective, to be used in deciding whether, when or to what extent to make grants, (c) restrictive terms of grants (such as vesting periods, restrictions on resale abilities, etc), and (d) any and all other terms of grants. No prior action by the administrator shall serve as binding precedent or custom in respect of any future decisions under this Plan, and the administrator shall have full latitude to change its means of administering this

Plan in any respect as it deems advisable, subject to approval by the Board or Compensation Committee. Neither the existence of this Plan nor the fact that any shares may have (at any time) been granted hereunder, will create any entitlement or expectation in any person that he/she will receive any (or any further) grants hereunder.
     Section 6. Withholding. The recipient of a grant shall be fully responsible for all federal, state and local withholding or similar tax obligations in respect of the grant. The administrator may, if it deems it advisable and to the extent legally permissible, allow a recipient to meet withholding obligations with shares of the Common Stock being granted valued at the “Fair Market Value” of such shares. “Fair Market Value” means, on any given date, (a) if the Company Common Stock is, on the given date, listed on a national securities exchange, Fair Market Value shall be the average of the highest and lowest selling price for the given date, or the most recent date upon which sales occurred, (b) if (a) does not apply, then Fair Market Value shall be the average of the highest and lowest selling price for the Company Common Stock as reported on the Nasdaq Stock Market for the given date, or the most recent date upon which sales were reported, (c) if neither (a) nor (b) applies, Fair Market Value shall be the average of the final bid and asked prices for the Company Common Stock as quoted for the given date in whatever medium then issues such quotes, or the most recent date upon which such quotes were published, (d) if none of (a), (b), or (c) applies, then Fair Market Value shall be determined by the Board based on such valuation methods and/or indicia of value as the Board deems advisable at the time of such determination. The use by the Board of any method or indicia of value to determine Fair Market Value on any valuation date will not, of itself, preclude the Board from use of a different method or indicia on a subsequent valuation date.

     Section 7. Securities Laws. The recipient of a grant will, as a condition of such grant, agree to any and all applicable procedures and restrictions associated with the grant or a subsequent resale of the shares as may be imposed under the state and federal securities laws. This Plan contemplates that grants under this Plan will not be registered under the Act, but will be made pursuant to a claim of exemption from such registration requirements. Accordingly, shares acquired under this Plan will be “restricted securities” within the meaning of the Act and generally may not be resold prior to one year after the date of issuance, and then only in compliance with the requirements of Rule 144 promulgated under the Act.
     Section 8. Amendment. The Board shall have complete power and authority to amend the Plan at any time and no approval by the Company’s shareholders or any other person shall be required to make any amendment.
     Section 9. Suspension or Termination. The Board shall have the right and power to suspend the operation of or terminate the Plan at any time. If not earlier terminated, the Plan will terminate on December 31, 2016. No shares of Common Stock will be issuable under the Plan while it is suspended or after the termination date.
     Section 10. Records. The Administrator shall maintain and the Board periodically review records of all actions and activities in connection with administering the Plans.